Exhibit 21

Subsidiaries of Plum Creek Timber Company, Inc.

Plum Creek Timberlands, L.P.

Plum Creek Timber I, L.L.C.

Plum Creek Timber II, L.L.C.

Plum Creek Manufacturing, L.P.

Plum Creek Maine Timberlands, L.L.C.

Plum Creek Southern Timber, L.L.C.

Plum Creek South Central Timberlands, L.L.C.

Plum Creek Manufacturing Holding Company, Inc.

Plum Creek Marketing, Inc.

Plum Creek Northwest Lumber, Inc.

Plum Creek Northwest Plywood, Inc.

Plum Creek MDF, Inc.

Plum Creek Southern Lumber, Inc.

PC Timberland Investment Company

Plum Creek Investment Company

Plum Creek Land Company

Plum Creek Maine Marketing, Inc.

Highland Resources Inc.

Cypress Creek Ranch, L.L.C.

B & C Water Resources, Inc.

B & C Water Resources, L.L.C.